EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380
Summit Midstream Partners, LP Reports Third Quarter 2016 Financial Results

•	Third quarter 2016 net income of $2.0 million and adjusted EBITDA of $76.5 million

•	Expect full year 2016 adjusted EBITDA to be at or above the top end of our $270.0 million to $290.0 million guidance range

•	Completed a 5.5 million common unit equity offering in September 2016 with $126.1 million of net proceeds used to reduce debt and strengthen balance sheet

•	Third quarter 2016 distribution coverage ratio of 1.25x, after accounting for third quarter 2016 equity offering

•	2016 Drop Down Assets continue to perform in line with original 2016 adjusted EBITDA guidance of $80.0 million
The Woodlands, Texas (November 3, 2016) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three and nine months ended September 30, 2016. SMLP reported net income of $2.0 million for the third quarter of 2016 compared to net income of $3.5 million for the prior-year period. Net cash provided by operations totaled $37.2 million in the third quarter of 2016 compared to $33.1 million in the prior-year period. Adjusted EBITDA totaled $76.5 million and distributable cash flow totaled $55.6 million for the third quarter of 2016 compared to $43.5 million and $26.6 million, respectively, for the prior-year period.
Natural gas volume throughput averaged 1,572 million cubic feet per day (“MMcf/d”) in the third quarter of 2016, an increase of 8.7% compared to 1,446 MMcf/d in the prior-year period, and an increase of 4.0% compared to 1,512 MMcf/d in the second quarter of 2016. Crude oil and produced water volume throughput in the third quarter of 2016 averaged 92.2 Mbbl/d, an increase of 35.2% compared to 68.2 Mbbl/d in the prior-year period, and an increase of 7.2% compared to 86.0 Mbbl/d in the second quarter of 2016. All volume throughput metrics exclude SMLP’s proportionate share of volume throughput from our 40% ownership interest in Ohio Gathering.
Steve Newby, President and Chief Executive Officer, commented, “SMLP generated strong financial results in the third quarter of 2016 due to increasing volumes, and corresponding segment adjusted EBITDA, primarily driven by our Summit Utica and Williston operations. We also experienced strong sequential quarterly volume growth in our Piceance/DJ Basins segment as the recent increase in activity levels from our customer base is starting to show up in our results. The third quarter financial results also benefitted from a continued company-wide focus to control costs and optimize operations. The 2016 Drop Down assets continue to perform in-line with our original 2016 adjusted EBITDA expectations of approximately $80 million.
We are also encouraged by the recent trend of upstream M&A that is occurring across several of our operating assets. During the third quarter, TOTAL S.A. announced its intention to acquire Chesapeake Energy’s Barnett acreage. We are excited to have a new, well-capitalized customer anchor this system. We expect that this trend will lead to an increased level of drilling and completion activity.
Our strong financial performance in the third quarter of 2016 resulted in a quarterly distribution coverage ratio of 1.25x, which includes the impact of our September 2016 primary offering of 5.5 million common SMLP units. This offering, which generated net proceeds of $126.1 million, allowed us to reduce debt and further strengthen our balance sheet. Given our strong third quarter and year-to-date performance, we expect our 2016 adjusted EBITDA to be at or above the top end of our 2016 adjusted EBITDA guidance range of $270.0 million to $290.0 million.”
SMLP reported a net loss of $52.2 million for the first nine months of 2016 compared to a net loss of $1.3 million for the prior-year period. Net cash provided by operations totaled $168.7 million in the first nine months of 2016, compared to $138.1 million in the prior-year period. SMLP reported adjusted EBITDA of $218.9 million and distributable cash flow of $158.1 million for the first nine months of 2016, compared to $167.0 million and $114.2 million, respectively, for the prior-year period. Natural gas volume throughput averaged 1,536 MMcf/d for the first nine months of 2016 compared to 1,533 MMcf/d in the prior-year period. Crude oil and produced water volume throughput averaged 91.0 Mbbl/d in the first nine months of 2016 compared to 61.5 Mbbl/d in the prior-year period.

EX 99.1-1

EXHIBIT 99.1

SMLP’s financial results for the nine months ended September 30, 2016 and 2015 and the three months ended September 30, 2015 include the historical financial results from (i) its May 2015 acquisition from Summit Investments of the Polar and Divide system (the “Polar and Divide Drop Down”), and (ii) its March 2016 acquisition from Summit Investments of substantially all of (a) Summit Utica, Meadowlark Midstream and Tioga Midstream, and (b) Summit Investments’ 40.0% ownership interest in each of Ohio Gathering and Ohio Condensate (collectively, “Ohio Gathering”) (the “2016 Drop Down”). Because of the common control aspects of the acquired assets, the Polar and Divide Drop Down and the 2016 Drop Down were each deemed a transaction between entities under common control and, as such, have been accounted for on an “as-if pooled” basis for all periods in which common control existed.
Third Quarter 2016 Segment Results
Utica Shale
The Utica Shale reportable segment includes our ownership interest in Ohio Gathering, a natural gas gathering system in service and under development spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio. Segment adjusted EBITDA for the Utica Shale includes our proportional share of adjusted EBITDA from Ohio Gathering, based on a one-month lag.
The Utica Shale reportable segment also includes Summit Utica, our wholly owned natural gas gathering system currently in service and under development in Belmont and Monroe counties in southeastern Ohio. Summit Utica gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline.
Segment adjusted EBITDA for the third quarter of 2016 totaled $17.0 million, up 54.5% from $11.0 million in the prior-year period, primarily due to higher volume throughput across the Ohio Gathering and Summit Utica systems, partially offset by declining stabilization revenue at Ohio Condensate. Volume throughput on the Ohio Gathering system, which is based on a one-month lag, averaged 800 MMcf/d in the third quarter of 2016 compared to 718 MMcf/d in the prior-year period and 937 MMcf/d in the second quarter of 2016. We anticipate recent well completions from certain of our Ohio Gathering customers in August 2016 to partially offset the sequential quarterly volume decline experienced in the third quarter of 2016. Volume throughput on the Summit Utica system averaged 234 MMcf/d in the third quarter of 2016 compared to 42 MMcf/d in the prior-year period and 167 MMcf/d in the second quarter of 2016. Volume throughput for the third quarter of 2016 increased due to our continued buildout of the Summit Utica gathering system and our connection of 10 wells during the first half of 2016 and 8 wells during the third quarter of 2016. SMLP completed the third dehydration station on the Summit Utica system in the third quarter of 2016, which increased total system capacity to 450 MMcf/d, and enabled an increase in volumes across the system. We expect to add compression capacity to these dehydration stations, as needed, over the next two years, offering our customers an incremental service, with associated incremental fees.
Williston Basin
The Bison Midstream, Polar and Divide, and Tioga Midstream systems provide our midstream services for the Williston Basin reportable segment. Bison Midstream gathers associated natural gas from pad sites located in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois. The Polar and Divide system gathers crude oil from pad sites located in Williams and Divide counties in North Dakota and delivers to the COLT and Basin Transload rail terminals, as well as third-party pipeline infrastructure. SMLP executed an interconnect agreement in the third quarter of 2016 to connect into the Dakota Access Pipeline, which will provide our Polar and Divide customers access to new markets. The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region. Tioga Midstream is a crude oil, produced water, and associated natural gas gathering system in Williams County, North Dakota. All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.
Segment adjusted EBITDA for the Williston Basin segment totaled $21.8 million for the third quarter of 2016 compared to ($5.8) million the prior-year period, primarily due to a $20.0 million environmental remediation expense that we recognized in the prior-year period associated with a produced water pipeline that became part of the Polar and Divide system in conjunction with the 2016 Drop Down transaction. Higher liquids and natural gas volumes, together with fees associated with the commencement of the Stampede Lateral, which was placed into service in the first quarter of 2016, also contributed to the Williston Basin’s segment results in the third quarter of 2016.
Liquids volumes averaged 92.2 Mbbl/d in the third quarter of 2016, an increase of 35.2% over the prior-year period and an increase of 7.2% compared to the second quarter of 2016. Liquids volumes were positively impacted by producers completing 28 drilled but uncompleted (“DUC”) wells across our gathering footprint during the third quarter of 2016. We expect that our customers will continue to turn their inventory of DUCs to sales over the next several quarters.

EX 99.1-2

EXHIBIT 99.1

Compared to the third quarter of 2015, associated natural gas volumes increased 4.3% to 24 MMcf/d in the third quarter of 2016, driven by increased volumes associated with the development of the Tioga Midstream system throughout 2015 and into 2016.
Piceance/DJ Basins
The Grand River and the Niobrara Gathering & Processing systems provide our midstream services for the Piceance/DJ Basins reportable segment. These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.
Segment adjusted EBITDA totaled $28.1 million for the third quarter of 2016, an increase of 7.3% from $26.2 million in the prior-year period. Third quarter 2016 volume throughput averaged 591 MMcf/d, a decrease of 1.3% from 599 MMcf/d in the prior-year period and an increase of 4.8% from 564 MMcf/d in the second quarter of 2016. Volume declines, primarily from our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing production, were offset by the commissioning of 46 new wells during the quarter, primarily from three of our privately held single-basin focused customers. These customers are actively drilling and completing wells across our footprint, and the third quarter of 2016 represents the first quarter sequential quarterly increase in volume throughput on this segment since the fourth quarter of 2015.
The impact of our anchor customer’s volume declines was partially offset by higher minimum volume commitment (“MVC”) shortfall payment adjustments associated with certain of our customers’ gas gathering agreements. Lower commodity prices in the third quarter of 2016, compared to the prior-year period, also negatively impacted the margins we earned from our Grand River percent-of-proceeds contracts and condensate revenue.
Barnett Shale
The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.
Segment adjusted EBITDA for the Barnett Shale segment totaled $13.1 million for the third quarter of 2016, flat with the prior-year period primarily due to lower gathering revenue, offset by lower operating expenses and higher natural gas sales associated with our fuel retainage gas which offsets the power costs related to our electric drive compression. Volume throughput of 305 MMcf/d in the third quarter of 2016 was down 6.2% compared to the prior-year average of 325 MMcf/d and down 10.6% from 341 MMcf/d in the second quarter of 2016. Volumes in the second quarter of 2016 benefitted from the initial production related to a customer’s commissioning of an 11-well pad site. Third quarter 2016 volumes were negatively impacted by the annual shutdown of the DFW Midstream system, which occurred in September 2016 vs. October in 2015, as well as the temporary shutting-in of wells on existing pad sites to allow our customers to drill and complete new wells. These activities impacted average daily volumes by an estimated 7 MMcf/d during the quarter. A customer on the DFW Midstream system has six DUCs on an existing pad site in our service area that are in the process of being completed; we expect to see production from these DUCs in the fourth quarter of 2016.
Marcellus Shale
The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP. Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA for the Marcellus Shale segment totaled $5.1 million for the third quarter of 2016, down 11.2% from $5.8 million in the prior-year period. Volume throughput for this segment averaged 418 MMcf/d in the third quarter of 2016, an 8.5% decrease from 457 MMcf/d in the prior-year period, and an increase of 0.5% from the 416 MMcf/d in the second quarter of 2016. Lower volumes in the third quarter of 2016 continue to result from our customer’s decision to defer the completion of an estimated 29 DUCs identified behind the Mountaineer Midstream system. We expect that the completion of these wells will continue to be deferred until 2017.

EX 99.1-3

EXHIBIT 99.1

The following table presents average daily throughput by reportable segment:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Average daily throughput (MMcf/d) (1):
Utica Shale (2)	234	42	178	24
Williston Basin	24	23	24	22
Piceance/DJ Basins	591	599	576	611
Barnett Shale	305	325	329	361
Marcellus Shale	418	457	429	515
Aggregate average daily throughput	1,572	1,446	1,536	1,533

Average daily throughput (Mbbl/d) (1):
Williston Basin	92.2	68.2	91.0	61.5
Aggregate average daily throughput	92.2	68.2	91.0	61.5
__________
(1) Prior periods have been recast to include the incremental historical volumes from the 2016 Drop Down.
(2) Exclusive of volume throughput for Ohio Gathering.
MVC Shortfall Payments
SMLP billed its customers $5.7 million in the third quarter of 2016 related to MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or have no ability to use MVC shortfall payments as credits, the MVC shortfall payments are accounted for as gathering revenue in the period that they are earned. For the third quarter of 2016, SMLP recognized $4.8 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance/DJ Basins, and Barnett Shale reportable segments.
MVC shortfall payment adjustments in the third quarter of 2016 totaled $11.5 million and included $0.8 million of deferred revenue related to MVC shortfall payments and $10.7 million related to MVC shortfall payment adjustments from certain customers in the Piceance/DJ Basins, Williston Basin, and Barnett Shale reportable segments.
SMLP’s MVC shortfall payment mechanisms contributed $16.4 million of adjusted EBITDA in the third quarter of 2016.

EX 99.1-4

EXHIBIT 99.1

	Three months ended September 30, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	—	—
Piceance/DJ Basins	4,071	3,224	847	4,071
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$4,071	$3,224	$847	$4,071

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	4,195	4,195
Piceance/DJ Basins	290	290	6,412	6,702
Barnett Shale	245	245	87	332
Marcellus Shale	1,081	1,081	—	1,081
Total MVC shortfall payment adjustments	$1,616	$1,616	$10,694	$12,310

Total	$5,687	$4,840	$11,541	$16,381

	Nine months ended September 30, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	235	—	235	235
Piceance/DJ Basins	12,028	8,707	3,321	12,028
Barnett Shale	—	677	(677)	—
Marcellus Shale	—	—	—	—
Total net change	$12,263	$9,384	$2,879	$12,263

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	11,757	11,757
Piceance/DJ Basins	854	854	18,911	19,765
Barnett Shale	753	753	271	1,024
Marcellus Shale	2,800	2,800	—	2,800
Total MVC shortfall payment adjustments	$4,407	$4,407	$30,939	$35,346

Total	$16,670	$13,791	$33,818	$47,609

EX 99.1-5

EXHIBIT 99.1

Capital Expenditures
SMLP recorded total capital expenditures of $35.9 million in the third quarter of 2016, including $4.5 million of contributions to equity method investees. Maintenance capital expenditures for the quarter totaled approximately $4.9 million. Development activities during the third quarter of 2016 were primarily related to the ongoing expansion of our wholly owned Summit Utica natural gas gathering system as well as the continued development of certain pipeline and compression expansion projects in the Williston and Piceance/DJ segments.
Capital & Liquidity
As of September 30, 2016, SMLP had $617.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.23 billion, SMLP’s leverage ratio (as defined in the credit agreement) as of September 30, 2016 was 4.11 to 1.0.
Through December 31, 2016, the upper limit of SMLP’s leverage ratio is 5.50 to 1.0. The leverage ratio upper limit can be permanently increased from 5.00 to 1.0 to 5.50 to 1.0 any time, at SMLP’s option, subject to the inclusion of a senior secured leverage ratio (as defined in the credit agreement) upper limit of 3.75 to 1.00.
Deferred Purchase Price Obligation
The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016 with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation” or the “Deferred Payment,” as defined below). At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.
The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019; plus (d) all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019.  SMLP currently estimates that the Deferred Payment will be approximately $800.0 million to $900.0 million.
2016 SMLP Financial Guidance
SMLP expects its 2016 adjusted EBITDA to be at or above the top end of its $270.0 million to $290.0 million guidance range. SMLP is reaffirming its capex guidance of $150.0 million to $200.0 million, including maintenance capex of approximately $15.0 million to $20.0 million. SMLP’s 2016 capex guidance reflects the inclusion of our contributions to equity method investees. SMLP expects to report an average full year 2016 distribution coverage ratio of 1.20x to 1.25x.
Quarterly Distribution
On October 27, 2016, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended September 30, 2016. This quarterly distribution remains unchanged from the previous quarter and from the quarter ended September 30, 2015. This distribution will be paid on November 14, 2016, to unitholders of record as of the close of business on November 7, 2016.
Third Quarter 2016 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, November 4, 2016, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 43651663. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until November 18, 2016, at 11:59 p.m. Eastern and can be accessed by dialing 888-843-7419 and entering the replay passcode 43651663#. An archive of the conference call will also be available on SMLP’s website.
Upcoming Investor Conferences
Members of SMLP’s senior management team will participate in Baird’s 2016 Global Industrial Conference in Chicago, Illinois, on November 9, 2016 and in RBC Capital Markets’ MLP Conference in Dallas, Texas, on November 16, 2016 and November 17, 2016. The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each conference.

EX 99.1-6

EXHIBIT 99.1

Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure. We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, Deferred Purchase Price Obligation expense, impairments and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures. Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.
Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.
Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•
the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.
Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•
certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and

•
although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

EX 99.1-7

EXHIBIT 99.1

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation income or expense and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In March 2016, SMLP acquired substantially all of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream from Summit Investments, as well as substantially all of Summit Investments’ 40% equity interest in each of Ohio Gathering and Ohio Condensate. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. SMLP accounted for the 2016 Drop Down and the Polar and Divide Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting, historical cost of construction, and the results of operations of (i) Summit Utica since December 2014, (ii) Meadowlark Midstream (which includes Niobrara G&P and certain crude oil and produced water pipelines reported as part of Polar & Divide) since February 2013, (iii) Tioga Midstream since April 2014, (iv) Ohio Gathering and Ohio Condensate since January 2014, and (v) Polar and Divide since February 2013, as if SMLP had owned and operated these assets during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
As of September 30, 2016, Summit Midstream Partners, LLC (“Summit Investments”) beneficially owned a 40.6% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. As of September 30, 2016, an affiliate of Energy Capital Partners II, LLC directly owned an 8.2% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K as updated and superseded by the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 1, 2016, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-8

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$7,597	$21,793
Accounts receivable	52,448	89,581
Other current assets	4,766	3,573
Total current assets	64,811	114,947
Property, plant and equipment, net	1,853,058	1,812,783
Intangible assets, net	431,713	461,310
Investment in equity method investees	705,845	751,168
Goodwill	16,211	16,211
Other noncurrent assets	8,439	8,253
Total assets	$3,080,077	$3,164,672

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$13,110	$40,808
Due to affiliate	114	1,149
Deferred revenue	—	677
Ad valorem taxes payable	9,413	10,271
Accrued interest	7,733	17,483
Accrued environmental remediation	7,954	7,900
Other current liabilities	19,075	13,297
Total current liabilities	57,399	91,585
Long-term debt	1,224,919	1,267,270
Deferred Purchase Price Obligation	538,543	—
Deferred revenue	49,042	45,486
Noncurrent accrued environmental remediation	3,082	5,764
Other noncurrent liabilities	7,692	7,268
Total liabilities	1,880,677	1,417,373

Common limited partner capital	1,158,343	744,977
Subordinated limited partner capital	—	213,631
General partner interests	29,904	25,634
Noncontrolling interest	11,153	—
Summit Investments' equity in contributed subsidiaries	—	763,057
Total partners' capital	1,199,400	1,747,299
Total liabilities and partners' capital	$3,080,077	$3,164,672

EX 99.1-9

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$80,296	$101,574	$234,583	$239,768
Natural gas, NGLs and condensate sales	9,578	8,710	25,747	33,290
Other revenues	5,199	4,917	14,949	15,084
Total revenues	95,073	115,201	275,279	288,142
Costs and expenses:
Cost of natural gas and NGLs	6,986	6,959	20,140	24,974
Operation and maintenance	23,059	24,660	72,311	71,044
General and administrative	12,368	10,829	38,123	34,060
Transaction costs	—	322	1,296	1,254
Depreciation and amortization	27,979	26,396	83,670	77,945
Environmental remediation	—	20,000	—	20,000
Loss (gain) on asset sales, net	13	—	24	(214)
Long-lived asset impairment	1,172	7,696	1,741	7,696
Total costs and expenses	71,577	96,862	217,305	236,759
Other income	51	1	92	2
Interest expense	(15,733)	(14,360)	(47,650)	(44,863)
Deferred Purchase Price Obligation expense	(6,188)	—	(31,116)	—
Income (loss) before income taxes and income (loss) from equity method investees	1,626	3,980	(20,700)	6,522
Income tax benefit (expense)	142	(199)	(141)	(366)
Income (loss) from equity method investees	270	(240)	(31,341)	(7,494)
Net income (loss)	$2,038	$3,541	$(52,182)	$(1,338)
Less:
Net (loss) income attributable to Summit Investments	—	(20,063)	2,745	(29,594)
Net income (loss) attributable to noncontrolling interest	116	—	(108)	—
Net income (loss) attributable to SMLP	1,922	23,604	(54,819)	28,256
Less net income (loss) attributable to general partner, including IDRs	2,137	2,408	4,883	5,866
Net (loss) income attributable to limited partners	$(215)	$21,196	$(59,702)	$22,390

(Loss) earnings per limited partner unit:
Common unit – basic	$0.00	$0.32	$(0.89)	$0.33
Common unit – diluted	$0.00	$0.32	$(0.89)	$0.33
Subordinated unit – basic and diluted		$0.32		$0.40

Weighted-average limited partner units outstanding:
Common units – basic	67,844	41,974	66,978	38,258
Common units – diluted	67,844	42,147	66,978	38,387
Subordinated units – basic and diluted		24,410		24,410

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended September 30,			Nine months ended September 30,
	2016		2015	2016	2015
	(Dollars in thousands)
Other financial data:
Net income (loss)	$2,038		$3,541	$(52,182)	$(1,338)
Net cash provided by operating activities	$37,205		$33,101	$168,705	$138,097
Adjusted EBITDA (1)	$76,483		$43,483	$218,880	$166,959
Capital expenditures	$31,363		$73,912	$122,735	$205,429
Contributions to equity method investees	$4,512		$9,979	$20,157	$74,375
Acquisitions of gathering systems (2)	$—		$(4,323)	$866,858	$288,618
Distributable cash flow (1)	$55,568		$26,566	$158,104	$114,183
Distributions declared	$44,439		$40,977	$126,529	$116,983
Distribution coverage ratio (3)	1.25	x	*	*	*

Operating data:
Aggregate average throughput – gas (MMcf/d)	1,572		1,446	1,536	1,533
Average throughput – liquids (Mbbl/d)	92.2		68.2	91.0	61.5
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects cash and noncash consideration, including working capital and capital expenditure adjustments paid (received), to fund acquisitions and/or drop downs.
(3) Distribution coverage ratio calculation for the three months ended September 30, 2016 is based on distributions declared in respect of the third quarter of 2016. Represents the ratio of distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to past distributions declared. As such, we do not present year-to-date or prior-year distribution coverage ratios when a drop down, and its funding, impacts distributable cash flow.

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale (2)	$17,042	$11,031	$50,071	$22,651
Williston Basin	21,815	(5,800)	60,745	17,817
Piceance/DJ Basins	28,074	26,162	79,120	83,070
Barnett Shale	13,128	13,143	41,118	45,444
Marcellus Shale	5,146	5,795	14,554	18,492
Total	85,205	50,331	245,608	187,474
Less corporate expenses (3)	8,722	6,848	26,728	20,515
Adjusted EBITDA	$76,483	$43,483	$218,880	$166,959
__________
(1) We define reportable segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) impairments and (vi) other noncash expenses or losses, less other noncash income or gains.
(2) Includes our proportional share of adjusted EBITDA for Ohio Gathering. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.
(3) Corporate expenses represent those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended September 30,			Nine months ended September 30,
	2016		2015	2016	2015
	(Dollars in thousands)
Reconciliations of net income (loss) to adjusted EBITDA and distributable cash flow:
Net income (loss)	$2,038		$3,541	$(52,182)	$(1,338)
Add:
Interest expense	15,733		14,360	47,650	44,863
Income tax expense	—		199	141	366
Depreciation and amortization (1)	28,101		26,581	84,058	78,593
Proportional adjusted EBITDA for equity method investees (2)	10,059		10,177	35,173	21,992
Adjustments related to MVC shortfall payments (3)	11,541		(21,354)	33,818	1,914
Unit-based and noncash compensation	2,050		2,044	6,000	5,595
Deferred Purchase Price Obligation expense (4)	6,188		—	31,116	—
Loss on asset sales	34		—	168	24
Long-lived asset impairment	1,172		7,696	1,741	7,696
Less:
Interest income	—		1	—	2
Income tax benefit	142		—	—	—
Income (loss) from equity method investees	270		(240)	(31,341)	(7,494)
Gain on asset sales	21		—	144	238
Adjusted EBITDA (5)	$76,483		$43,483	$218,880	$166,959
Add:
Cash interest received	—		1	—	2
Cash taxes received	—		—	50	—
Less:
Cash interest paid	25,753		23,972	57,217	54,303
Senior notes interest adjustment (6)	(9,750)		(9,750)	(9,750)	(11,171)
Maintenance capital expenditures	4,912		2,696	13,359	9,646
Distributable cash flow (5)	$55,568		$26,566	$158,104	$114,183

Distributions declared	$44,439		$40,977	$126,529	$116,983

Distribution coverage ratio (7)	1.25	x	*	*	*
__________
* Not considered meaningful
(1) Includes amortization of favorable and unfavorable gas gathering contracts reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(4) Deferred Purchase Price Obligation expense represents the change in the present value of the deferred purchase price obligation.
(5) Includes transaction costs. These unusual expenses are settled in cash.
(6) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

EX 99.1-13

EXHIBIT 99.1

(7) Distribution coverage ratio calculation for the three months ended September 30, 2016 is based on distributions declared in respect of the third quarter of 2016. Represents the ratio of distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to past distributions declared. As such, we do not present year-to-date or prior-year distribution coverage ratios when a drop down, and its funding, impacts distributable cash flow.

EX 99.1-14

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine months ended September 30,
	2016	2015
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$168,705	$138,097
Add:
Interest expense, excluding deferred loan costs	44,623	41,623
Income tax expense	141	366
Changes in operating assets and liabilities	(29,441)	(12,869)
Proportional adjusted EBITDA for equity method investees (1)	35,173	21,992
Adjustments related to MVC shortfall payments (2)	33,818	1,914
Less:
Distributions from equity method investees	34,139	23,435
Interest income	—	2
Write-off of debt issuance costs	—	727
Adjusted EBITDA (3)	$218,880	$166,959
Add:
Cash interest received	—	2
Cash taxes received	50	—
Less:
Cash interest paid	57,217	54,303
Senior notes interest adjustment (4)	(9,750)	(11,171)
Maintenance capital expenditures	13,359	9,646
Distributable cash flow (3)	$158,104	$114,183
__________
(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(3) Includes transaction costs. These unusual expenses are settled in cash.
(4) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-15